EXHIBIT 23.1
Consent of Rehmann Robson LLC

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the reference to us under the caption “Experts” in this Registration Statement on Form S-3 pertaining to the Stockholder Dividend Reinvestment and Employee Stock Purchase Plan, and to the incorporation by reference therein of our integrated audit report dated March 9, 2016, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Isabella Bank Corporation, included in its Annual Report on Form 10-K for the year ended December 31, 2015.
/s/ Rehmann Robson LLC
Saginaw, Michigan
January 24, 2017